EXHIBIT 10.4

WRITER’S DIRECT DIAL NUMBER IS (512) 744-9555

January 26, 2005

VIA HAND DELIVERY

David S. Gino

Active Power, Inc.

2128 W. Braker Lane

Austin, TX 78758

Re:	Letter Agreement

Dear David:

As a result of your voluntary resignation, which has been accepted by the Company, your employment as Vice President, Chief Operating Officer and Chief Financial Officer of Active Power, Inc. (the “Company”) will end upon the completion of certain financial year-end closing and SEC reporting duties estimated to be February 28, 2005 (“Employment End Date”).

Please note, from today through the Employment End Date (the “Transition Period”) you will remain an employee of the Company and receive salary and benefits. You will also continue to vest in your options. In exchange for your assistance during the Transition Period, the Company has agreed to set the period in which you can exercise the vested options noted below until January 30, 2006. As noted above, you will cease vesting in any of your options on the Employment End Date.

David Gino

January 26, 2005

I. Options grants that can be exercised through January 30, 2006:

Grant Date	Option Exercise Price	Number of Option Shares Granted	Number of Vested Option Shares Remaining as of Employment End Date	Number of Unvested Option Shares Remaining	ISO/NQO
Jan. 25, 2001	$20.00	40,500	40,500	0	20 - ISO 40,480 - NQO
Feb. 21, 2002	$3.58	125,000	93,750 (as of 2/21/05)	31,250	11,237 - ISO 113,763 - NQO
Feb. 12, 2003	$1.22	85,000	42,500 (as of 2/12/05)	42,500	81,967 - ISO 3,033 - NQO
Feb. 13, 2004	$3.24	85,000	21,250 (as of 2/12/05)	63,750	30,864 - ISO 54,136 - NQO

II. Miscellaneous

This Letter Agreement shall, in all respects, be interpreted, enforced and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles. You agree that any disputes or litigation that may arise with respect to this Letter Agreement shall be brought and prosecuted in Travis County, Texas, and you agree to waive any objections to the location of such disputes or litigation, including, but not limited to objections based on forum non conveniens.

You agree that if any provision or portion of any provision of this Letter Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Letter Agreement shall not be affected thereby.

David Gino

January 26, 2005

You and the Company each agree to take whatever additional actions and execute whatever additional documents that may be necessary or advisable in order to carry out or effect one or more of the obligations provided for in this Letter Agreement.

This Letter Agreement may be executed in separate counterparts and by facsimile and each such counterpart shall be deemed an original with the same effect as if the Company and you signed the same document.

We wish you the best of luck in your future endeavors and appreciate the service you have provided to the Company.

Very truly yours,

ACTIVE POWER, INC.

By:	/s/ Joseph F. Pinkerton, III
Name:	Joseph F. Pinkerton, III
Title:	Chairman of the Board, Chief Executive Officer and President

By executing this Letter Agreement, I hereby agree to the provisions hereof.

ACCEPTED AND ACKNOWLEDGED:

/s/ David S. Gino
David S. Gino